Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-207036

April 4, 2016

FedEx Corporation

Final Term Sheet

€500,000,000 Floating Rate Notes due 2019

€500,000,000 0.500% Notes due 2020

€750,000,000 1.000% Notes due 2023

€1,250,000,000 1.625% Notes due 2027

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated April 4, 2016 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 18, 2015 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207036.

Floating Rate Notes due 2019 (“Floating Rate Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	€500,000,000 Floating Rate Notes due 2019

Principal Amount:	€500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 4, 2016

Settlement Date (T+5):	April 11, 2016

Maturity Date:	April 11, 2019

Base Rate:	EURIBOR

Index Maturity:	3-month

Spread:	+55 basis points

Coupon (Interest Rate):	3-month EURIBOR plus 55 basis points (reset quarterly)

Interest Reset Dates:	January 11, April 11, July 11 and October 11 of each year, commencing July 11, 2016

Interest Determination Dates:	Quarterly, two TARGET System Days prior to each Interest Reset Date

Interest Rate Reset Period:	Quarterly

Interest Payment Dates:	January 11, April 11, July 11 and October 11 of each year,

commencing July 11, 2016

Day Count Convention:	ACTUAL/360

Minimum Interest Rate:	0.000%

Special Mandatory Redemption:

If the proposed acquisition of TNT Express N.V. is not declared unconditional on or prior to October 15, 2016 or, if prior to such date, the Merger Agreement or the Public Share Offer is terminated, the notes will be subject to a special mandatory redemption at a special mandatory redemption price equal to 101% of principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes up to, but not including, the date of such special mandatory redemption.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, may redeem in whole at 100% of principal plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Price to Public:	100.000% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X BH8

Common Code / ISIN:	131981481 / XS1319814817

Listing:	FedEx Corporation intends to apply to list the Floating Rate Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
Citigroup Global Markets Limited
HSBC Securities (USA) Inc.
ING Bank N.V.
Mizuho International plc
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Wells Fargo Securities International Limited

0.500% Notes due 2020 (“2020 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	€500,000,000 0.500% Notes due 2020

Principal Amount:	€500,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 4, 2016

Settlement Date (T+5):	April 11, 2016

Maturity Date:	April 9, 2020

Interest Payment Dates:	Annually on each April 9, commencing April 9, 2017 (short first)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to March 9, 2020, make-whole call at DBR+15 basis points

Par Call:	On or after March 9, 2020

Special Mandatory Redemption:

If the proposed acquisition of TNT Express N.V. is not declared unconditional on or prior to October 15, 2016 or, if prior to such date, the Merger Agreement or the Public Share Offer is terminated, the notes will be subject to a special mandatory redemption at a special mandatory redemption price equal to 101% of principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes up to, but not including, the date of such special mandatory redemption.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, may redeem in whole at 100% of principal plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	OBL 0% due April 17, 2020

Benchmark Security Price / Yield:	101.725 / -0.423%

Spread to Benchmark Security:	+96.9 basis points

Mid-Swap Yield:	-0.054%

Spread to Mid-Swap Yield:	+60 basis points

Reoffer Yield:	0.546%

Coupon:	0.500% per annum

Price to Public:	99.819% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X BJ4

Common Code / ISIN:	131981406 / XS1319814064

Listing:	FedEx Corporation intends to apply to list the 2020 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
Citigroup Global Markets Limited
HSBC Securities (USA) Inc.
ING Bank N.V.
Mizuho International plc
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Wells Fargo Securities International Limited

1.000% Notes due 2023 (“2023 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	€750,000,000 1.000% Notes due 2023

Principal Amount:	€750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 4, 2016

Settlement Date (T+5):	April 11, 2016

Maturity Date:	January 11, 2023

Interest Payment Dates:	Annually on each January 11, commencing January 11, 2017 (short first)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to October 11, 2022, make-whole call at DBR+20 basis points

Par Call:	On or after October 11, 2022

Special Mandatory Redemption:

If the proposed acquisition of TNT Express N.V. is not declared unconditional on or prior to October 15, 2016 or, if prior to such date, the Merger Agreement or the Public Share Offer is terminated, the notes will be subject to a special mandatory redemption at a special mandatory redemption price equal to 101% of principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes up to, but not including, the date of such special mandatory redemption.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, may redeem in whole at 100% of principal plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 1.5% due September 4, 2022

Benchmark Security Price / Yield:	111.440 / -0.266%

Spread to Benchmark Security:	+131.2 basis points

Mid-Swap Yield:	0.196%

Spread to Mid-Swap Yield:	+85 basis points

Reoffer Yield:	1.046%

Coupon:	1.000% per annum

Price to Public:	99.703% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X BK1

Common Code / ISIN:	131981457 / XS1319814577

Listing:	FedEx Corporation intends to apply to list the 2023 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
Citigroup Global Markets Limited
HSBC Securities (USA) Inc.
ING Bank N.V.
Mizuho International plc
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Wells Fargo Securities International Limited

1.625% Notes due 2027 (“2027 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	€1,250,000,000 1.625% Notes due 2027

Principal Amount:	€1,250,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 4, 2016

Settlement Date (T+5):	April 11, 2016

Maturity Date:	January 11, 2027

Interest Payment Dates:	Annually on each January 11, commencing January 11, 2017 (short first)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to October 11, 2026, make-whole call at DBR+25 basis points

Par Call:	On or after October 11, 2026

Special Mandatory Redemption:

If the proposed acquisition of TNT Express N.V. is not declared unconditional on or prior to October 15, 2016 or, if prior to such date, the Merger Agreement or the Public Share Offer is terminated, the notes will be subject to a special mandatory redemption at a special mandatory redemption price equal to 101% of principal amount of the notes, plus accrued and unpaid interest from the issue date of the notes up to, but not including, the date of such special mandatory redemption.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, may redeem in whole at 100% of principal plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0.5% due February 15, 2026

Benchmark Security Price / Yield:	103.610 / 0.131%

Spread to Benchmark Security:	+155.8 basis points

Mid-Swap Yield:	0.589%

Spread to Mid-Swap Yield:	+110 basis points

Reoffer Yield:	1.689%

Coupon:	1.625% per annum

Price to Public:	99.378% of Principal Amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X BL9

Common Code / ISIN:	131982054 / XS1319820541

Listing:	FedEx Corporation intends to apply to list the 2027 Notes on the New York Stock Exchange.

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
Citigroup Global Markets Limited
HSBC Securities (USA) Inc.
ING Bank N.V.
Mizuho International plc
Morgan Stanley & Co. International plc
Scotiabank Europe plc
Wells Fargo Securities International Limited

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated April 4, 2016 and accompanying Base Prospectus dated September 18, 2015 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BNP Paribas toll-free at 1-800-854-5674, (ii) Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, (iii) J.P. Morgan Securities plc collect at +44-207-134-2468 or (iv) Merrill Lynch International toll-free at 1-800-294-1322.

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